UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2013

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-165685	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246

(Address of Principal Executive Office) (Zip Code)

(646) 450-1843

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02   Unregistered Sales of Equity Securities.

On September 25, 2013, Aspen Group, Inc. (the “Company”) sold a $2,240,000 Original Issue Discount Secured Convertible Debenture (“Debenture”) and 6,736,842 warrants in a private placement offering to Hillair Capital Investments L.P. for gross proceeds of $2.0 million.  The Debenture pays 8% interest per annum, payable monthly on the first day of each calendar month beginning on November 1, 2013 and are convertible into shares of the Company’s common stock at $0.3325 per share (the “Conversion Price”) at any time at the option of the holder. The Company is required to redeem 25% of the Debentures on November 1, 2014 and January 1, 2015 and the remaining 50% on April 1, 2015 (each date, a “Periodic Redemption”).  In lieu of a cash Periodic Redemption payment, the Company may elect to pay all or part of a Periodic Redemption in shares of common stock based on a conversion price equal to the lesser of: (i) the Conversion Price and (ii) 90% of the average of the 20 day volume weighted average prices during the period ending on the third trading day immediately prior to the Company providing the required notice to the holder.  Any time after the six month anniversary of the investment, the Company may redeem the outstanding Debenture for 120% of the outstanding principal amount on the Debenture.  The Company’s right to pay interest or a Periodic Redemption in common stock or to redeem the outstanding Debenture is subject to the Company meeting certain equity conditions.

The warrants (i) are exercisable over a five-year period at the Conversion Price and (ii) have cashless exercise rights in the event that the Company does not have an effective registration statement covering the shares underlying the warrants within 90 days of the closing date.

The Debenture is secured by all of the assets of the Company and Aspen University Inc. (“Subsidiary”), which is junior to JP Morgan Chase’s first lien under the Subsidiary’s existing line of credit.  Additionally, the Subsidiary guaranteed the repayment of the Debenture and Mr. Michael Mathews, the Company’s Chairman of the Board and Chief Executive Officer, subordinated his rights to payments under his outstanding notes to those of the Debenture holder.

In connection with the offering, the Company paid Laidlaw & Company (UK) Ltd. a placement agent fee of $200,000, and issued them a total of 1,347,368 warrants with identical terms as the warrants issued to the investor. The net proceeds to the Company were approximately $1.7 million.

The Debenture and warrants sold and issued in connection with this offering have not been registered under the Securities Act of 1933 (the “Act”) and were sold and issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506 promulgated thereunder.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2013, in connection with the offering described under Item 3.02 above, Mr. Michael Mathews, the Company’s Chairman of the Board and Chief Executive Officer, extended the due dates of his three outstanding notes to April 2, 2015.  Prior to the amendments, the outstanding notes had expirations dates of December 31, 2013 and August 31, 2014.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Securities Purchase Agreement
10.2	Form of 8% Original Issue Discount Secured Convertible Debenture due April 1, 2015
10.3	Form of Warrant
10.4	Form of Security Agreement
10.5	Form of Registration Rights Agreement
10.6	Form of Subsidiary Guarantee
10.7	Form of Subordination of Debt Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: September 26, 2013	By:	/s/ Michael Matte
Name: Michael Matte
Title: Chief Financial Officer